Exhibit 99.1

Snap-on Incorporated

401(k) Savings Plan

Financial Statements as of and for the

Years Ended December 31, 2009 and 2008,

Supplemental Schedule as of December 31,

2009, and Report of Independent Registered

Public Accounting Firm

SNAP-ON INCORPORATED 401(K) SAVINGS PLAN

NOTE:	All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations
for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Administrative Committee of the

Snap-on Incorporated 401(k) Savings Plan

Kenosha, WI

We have audited the accompanying statements of net assets available for benefits of the Snap-on Incorporated 401(k) Savings Plan (the “Plan”) as of December 31, 2009 and 2008, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2009 and 2008, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2009, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2009 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ Wipfli LLP

Milwaukee, Wisconsin

June 16, 2010

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2009 AND 2008

	2009	2008
ASSETS:
Investments:
Mutual funds, common collective trust funds and participant loans	$213,724,723	$167,672,461
Company stock	14,842,550	14,427,506

Total investments	228,567,273	182,099,967

Contributions receivable	675,842	921,908

Total Assets	229,243,115	183,021,875

LIABILITY	—	(472,198)

NET ASSETS AVAILABLE FOR BENEFITS — At fair value	229,243,115	182,549,677

Adjustments from fair value to contract value for fully benefit-responsive investment contracts	(63,604)	656,265

NET ASSETS AVAILABLE FOR BENEFITS	$229,179,511	$183,205,942

See notes to financial statements.

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
INVESTMENT INCOME:
Net appreciation in fair value of investments	$37,913,407	$—
Interest and dividend income	463,048	598,468

Total investment income	38,376,455	598,468

CONTRIBUTIONS:
Participant	16,963,452	19,105,013
Company	4,830,748	4,856,610
Rollovers	1,923,275	672,275

Total contributions	23,717,475	24,633,898

Total additions	62,093,930	25,232,366

DEDUCTIONS:
Net depreciation in fair value of investments	—	(63,136,989)
Benefits paid to participants	(16,065,084)	(19,550,946)
Administrative expenses	(55,277)	(44,788)

Total deductions	(16,120,361)	(82,732,723)

NET INCREASE / (DECREASE)	45,973,569	(57,500,357)

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	183,205,942	240,706,299

End of year	$229,179,511	$183,205,942

See notes to financial statements.

SNAP-ON INCORPORATED 401(K) SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

1.	DESCRIPTION OF PLAN

General — The following brief description of the Snap-on Incorporated 401(k) Savings Plan (the “Plan”) is provided for general information purposes only. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended. Participants should refer to the Plan document for more complete information.

The Plan was adopted effective January 1, 1992, and was amended and restated January 1, 2001. The purpose of the Plan is to provide eligible employees an opportunity to accumulate savings on a tax-advantage basis.

Plan Administration — The Plan’s assets are held by State Street Bank and Trust Company (“State Street” or the “Trustee”). Participant contributions and Snap-on Incorporated (the “Company”) matching contributions are remitted to the Trustee. The Trustee invests cash received, interest and dividend income and makes distributions to participants. The Plan is administered by the Company and ING.

Eligibility — Substantially all full time domestic employees of the Company and its subsidiaries who have attained age 18 are participants in the Plan. Substantially all domestic employees of the Company and its subsidiaries who are classified as temporary employees upon reaching the age of 21 are also participants in the Plan.

Contributions — Eligible employees are able to make contributions to the Plan via wage deferral agreements. The annual maximum contribution per participant is limited to the lesser of (a) the maximum Section 401(k) contribution allowed under the Internal Revenue Code (IRC) or (b) 50% of the participant’s compensation (10% for highly compensated employees). In addition, participants age 50 and over are allowed to make catch-up contributions, subject to IRC limitations. Participants may also contribute distributions from other qualified plans (“rollovers”). Participants have the option to allocate their account balances between various investment options including mutual funds, common collective trust funds and the Company’s Common Stock.

Participants meeting certain criteria, as defined in the Plan document, are eligible for a matching contribution (“Company Match”) in amounts determined at the discretion of the Company. Matching contributions for each eligible participant are made each pay period in an amount equal to 50% of the eligible participant’s Section 401(k) pretax contributions, not to exceed a maximum of 6% of the eligible participants’ pay, provided the eligible participant is an active employee on the last day of the pay period or has retired, suffered a disability or died during the pay period. An additional Company contribution is made on an annual basis for the Mitchell Repair Information Company, a subsidiary of the Company, at the rate of 2% of such participants’ annual pay.

Funding — The Company remits participant elective contributions and Company matching contributions, other than the 2% annual Mitchell Repair Information Company match, as soon as practical after the participant contributions have been withheld from participant wages. The Company Match is made in cash and invested according to participants’ current investment elections.

Participant Accounts — Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant’s contributions and allocations of (a) the Company Match, when applicable, and (b) Plan earnings, and charged with withdrawals as well as an allocation of administrative expenses. Allocations are based on the proportion that each participant’s account balance bears to the total of all participant account balances. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Vesting — Participants are 100% vested in their contributions and actual earnings thereon. Participants become fully vested in the Company Match as follows:

Years of Service	Vested Percentage
Less than 1	—%
1	25%
2	50%
3	75%
4 or more	100%

Participants also become fully vested upon attainment of normal retirement age, disability or death.

Forfeited Accounts — At December 31, 2009 and 2008, forfeited nonvested accounts totaled $408,640 and $384,898, respectively. These accounts will be used to reduce future Company contributions. During the year ended December 31, 2008, Company contributions were reduced by forfeited nonvested accounts totaling $159,924; there were no reductions of Company contributions during the year ended December 31, 2009.

Participant Loans — Participant loans are limited to 50% of the participant’s account balance, not to exceed $50,000. The minimum loan amount is $1,000, and participants can only have one loan outstanding at any particular time. Participants employed by one of the Company’s subsidiaries with multiple loans entered into prior to the acquisition of the subsidiary were allowed to roll those multiple loans into the Plan. The loans bear interest at the prime rate plus 1% as published on the last business day of the month, with a maximum loan term of five years for personal loans or fifteen years for mortgage loans.

Payment of Benefits — On termination of service due to death, disability or retirement, a participant may elect to be paid in the form of a single lump sum. In-service and hardship withdrawals are also available.

Administrative Expenses — Investment management fees and other transaction-based fees are paid by the Plan. Loan fees are paid by the participant. Administrative fees for accounts of separated employees and beneficiaries are paid by the former employees or beneficiaries. All other expenses are paid by the Company.

Plan Amendments — The Company amended the Plan effective June 30, 2008, to add additional features designed to make the Plan more attractive to participants. These changes include a Roth 401(k) feature to allow participants to contribute on a post-tax basis and for earnings to accumulate tax free; a separate deferral election option for the Company’s annual bonus payments; and a change to the Company matching formula to ensure all match-eligible participants who elect to defer at least six percent of annual eligible pay receive the full 50% match.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in investment contracts through a collective trust. Contract value for this collective trust is based on the net asset value of the fund as reported by the fund manager. The Statement of Net Assets Available for Benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

Use of Estimates — The preparation of financial statements in conformity with U.S. GAAP requires Plan management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates and are subject to change in the near term.

Investment Valuation and Income Recognition — The Plan’s investments are stated at fair value. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan’s gains and losses on investments bought, sold and held during the year.

Fair Value Measurement — The Financial Accounting Standards Board (“FASB”) pronouncements define fair value, establish a framework for measuring fair value in accordance with U.S. GAAP, expand disclosures about fair value measurements and establish a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority (“Level 1”) to unadjusted quoted prices in active markets for identical assets and liabilities and the lowest priority (“Level 3”) to unobservable inputs. Fair value measurements primarily based on observable market information are given a “Level 2” priority.

Payment of Benefits — Benefits paid to participants are based on vested participant account balances as of the date of distribution and are recorded on the date of distribution. At December 31, 2009 and 2008, there were no benefit payments requested that were awaiting payment.

Risks and Uncertainties — The Plan utilizes various investment securities including mutual funds, common collective funds and corporate stocks. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

NEW ACCOUNTING STANDARDS

Accounting Standards Codification — The Plan adopted in 2009 the FASB Accounting Standards Codification (“the Codification”). The Codification, which was issued in June 2009, is the new source of authoritative U.S. GAAP. The Codification reorganizes current U.S. GAAP into a topical format that eliminates the previous U.S. GAAP hierarchy and establishes two levels of U.S. GAAP – authoritative and non-authoritative. The Codification superseded all existing non-SEC accounting and reporting standards upon its effective date and carries the same level of authority as pronouncements issued under the previous hierarchy of U.S. GAAP. The adoption of the Codification did not have a significant impact on the plan’s Financial Statements.

Subsequent Events — In 2009 the Plan adopted guidance related to the accounting and disclosure of subsequent events. This guidance, which was issued by the FASB in May 2009 and revised in February 2010, establishes general standards for the accounting and disclosure of events that occur after the balance sheet date but before financial statements are available to be issued (“subsequent events”). Specifically, the pronouncement sets forth the period after the balance sheet date during which management should evaluate events or transactions that may occur for potential recognition in the financial statements, identifies the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and the disclosures that should be made about events or transactions that occur after the balance sheet date. The adoption of this pronouncement, which provides largely the same guidance on subsequent events that previously existed only in auditing literature, did not have a significant effect on the Plan’s Financial Statements.

3.	FAIR VALUE MEASUREMENTS

Shares of mutual funds are valued at quoted market prices, which represent the net asset value of shares held by the Plan at year end. Common collective trust funds are stated at fair value as reported by the fund manager based on the fair market value of the underlying investments. Common collective trust funds with underlying investments in fully benefit-responsive investment contracts are valued at fair value by discounting the related cash flows based on current yields of similar instruments with comparable durations considering the creditworthiness of the issuer. Participant loans are valued at the outstanding loan balance.

The following is a summary of the inputs used as of December 31, 2009 of the Plan assets at fair value:

	Level 1	Level 2	Level 3	Total
Common collective trusts:
Index funds	$—	$80,949,343	$—	$80,949,343
Balanced funds	—	58,547,755	—	58,547,755
Fixed income funds	—	49,657,903	—	49,657,903
Mutual funds:
Index funds	11,171,204	—	—	11,171,204
Growth funds	8,584,144	—	—	8,584,144
Common stock	14,842,550	—	—	14,842,550
Participant loans	—	—	4,814,374	4,814,374

Total	$34,597,898	$189,155,001	$4,814,374	$228,567,273

The following is a summary of changes in fair value of the Plan’s Level 3 assets for the year ended December 31, 2009:

Participant Loans
Beginning Balance	$4,593,763
Net loan issuances	220,611

Ending Balance	$4,814,374

The following is a summary of the inputs used as of December 31, 2008 of the Plan assets at fair value:

	Level 1	Level 2	Level 3	Total
Common collective trusts:
Index funds	$—	$55,258,032	$—	$55,258,032
Balanced funds	—	43,287,965	—	43,287,965
Fixed income funds	—	45,666,506	—	45,666,506
Mutual funds:
Index funds	13,354,364	—	—	13,354,364
Growth funds	5,511,831	—	—	5,511,831
Common stock	14,427,506	—	—	14,427,506
Participant loans	—	—	4,593,763	4,593,763

Total	$33,293,701	$144,212,503	$4,593,763	$182,099,967

The following is a summary of changes in fair value of the Plan’s Level 3 assets for the year ended December 31, 2008:

Participant Loans
Beginning Balance	$4,633,731
Net loan repayments	(39,968)

Ending Balance	$4,593,763

4.	INVESTMENTS

Investments that represent 5% or more of the Plan’s net assets at December 31, 2009 and 2008, consist of the following:

	2009	2008
SSgA S&P 500 Fund*	$39,033,066	$30,916,647
Wells Fargo Stable Value Fund**	31,789,900	—
SSgA Lifecycle 2010 Fund*	26,410,641	24,641,540
SSgA Mid Cap Fund*	20,702,036	—
SSgA PAR Fund*,**	—	22,952,932
SSgA Russell Small Cap Completeness Fund*	—	14,959,585
SSgA Passive Aggregate Strategy Fund*	17,356,821	14,880,398
Snap-on Incorporated Common Stock*	14,842,550	14,427,506
SSgA MSCI ACWI Ex-US Index Fund*	13,814,985	9,381,800
SSgA Lifecycle 2030 Fund*	11,885,963	—

*   Represents a party-in-interest

** At contract value

During 2009 and 2008, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows:

	2009	2008
Common collective trusts	$30,475,547	$(49,870,342)
Common stock	2,239,166	(1,843,109)
Mutual funds	5,198,694	(11,423,538)

Total net appreciation (depreciation) in fair value of investments	$37,913,407	$(63,136,989)

5.	PLAN TERMINATION

Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event that the Plan is terminated, participants would become 100% vested in their accounts.

6.	FEDERAL INCOME TAX STATUS

The Internal Revenue Service has determined and informed the Company by a letter dated May 18, 2004, that the Plan and related trust were designed in accordance with the applicable regulations of the IRC. The Plan has been amended since receiving the determination letter; however, the Company and the Plan administrator believe that the Plan is currently designed and operated in compliance with the applicable requirements of the IRC and the Plan and related trust continue to be tax-exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements. During 2009, the Company identified certain operational deficiencies where the Plan was not being administered in strict accordance with the Plan document. The Company submitted the issue under the Voluntary Correction Program component of the Employee Plans Compliance Resolution System to ensure that the Plan will continue to be qualified and the related trust will continue to be tax-exempt.

7.	RELATED-PARTY TRANSACTIONS

The Plan invests in the Company’s common stock and common collective trusts managed by the Plan’s trustee. State Street investments are considered parties-in-interest because State Street is the Trustee of the Plan. These transactions and participant loans are not considered prohibited transactions by statutory exemptions under ERISA regulations. Fees paid by the Plan for investment management services were included as a reduction of the return earned on each fund.

8.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The reconciliation of net assets available for benefits and changes in net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2009 and 2008, and for the year ended December 31, 2009, are as follows:

	2009	2008
Statements of net assets available for benefits:
Net assets available for benefits per the financial statements	$229,179,511	$183,205,942

Adjustments from contract value to fair value for fully benefit-responsive investment contracts	63,604	(656,265)

Net assets available for benefits per Form 5500	$229,243,115	$182,549,677

Statement of changes in net assets available for benefits:
Increase (decrease) in net assets per the financial statements	$45,973,569	$(57,500,357)

Adjustment from contract value to fair value for fully benefit-responsive investment contracts	719,869	160,544

Net income (loss) per Form 5500	$46,693,438	$(57,339,813)

******

SUPPLEMENTAL SCHEDULE FURNISHED

PURSUANT TO

DEPARTMENT OF LABOR’S RULES AND REGULATIONS

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4i – SCHEDULE OF ASSETS (HELD AT YEAR END)

EIN: 39-0622040 Plan Number: 005

AS OF DECEMBER 31, 2009

Identity of Issuer/ Description of Investment	Cost	Current Value
COMMON COLLECTIVE TRUST FUNDS:
SSgA S&P 500 Fund*	**	$39,033,066
SSgA MSCI ACWI Ex-US Index Fund*	**	13,814,985
SSgA Mid Cap Fund*	**	20,702,036
Wells Fargo Stable Return Fund*	**	31,853,504
SSgA Lifecycle Income Fund*	**	2,275,497
SSgA Lifecycle 2010 Fund*	**	26,410,641
SSgA Lifecycle 2020 Fund*	**	10,356,834
SSgA Lifecycle 2030 Fund*	**	11,885,963
SSgA Lifecycle 2040 Fund*	**	7,618,820
SSgA Passive Aggregate Strategy Fund*	**	17,356,821
SSgA Russell 2000 Index Fund*	**	7,399,256
SSgA Yield Enhanced STIF Fund*	**	447,578

MUTUAL FUNDS:
LKCM Small Cap Equity Fund, Advisor Class	**	6,373,676
Wells Fargo C&B Large Cap Value Fund	**	4,797,528
American Funds Growth Fund of America	**	8,584,144

SNAP-ON INCORPORATED COMMON STOCK*	**	14,842,550

LOANS TO PARTICIPANTS (Interest rates ranging from 4.25% to 10.5%; maturing 2010 to 2024)*	-0-	4,814,374

TOTAL INVESTMENTS (Held at end of year)		$228,567,273

* Denotes party-in-interest.

** Cost information not required for participant directed investments.